CINTECH SOLUTIONS, INC.
Condensed Financial Statements for the
Three Months Ended September 30, 2001
and 2000 and Independent Accountants'
Report

[Deloitte & Touche Letterhead]


                                                                        DELOITTE
                                                                        & TOUCHE

INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Solutions, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (the "Company") as of September 30, 2001 and 2000 and the related condensed statements of operations, stockholders' equity and cash flows for the three months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2001, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 24, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2001 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP


October 16, 2001

CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2000

----------------------------------------------------------------------------------------------------------------
                                                         SEPTEMBER 30,                        SEPTEMBER 30,
ASSETS                                                       2001            JUNE 30,              2000
                                                          (UNAUDITED)          2001            (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                     $    283,746       $    641,883       $  2,181,256
  Marketable securities (Note 2)                            5,294,849          6,284,141          5,501,589
  Accounts receivable, trade - (Net of
    allowance of $138,097, $94,958 and
    $69,698 at September 30, 2001, June 30, 2001,
     and September 30, 2000, respectively) (Note 1)           387,123            301,389            974,973
  Inventory (Note 1)                                           23,399             21,387             19,780

  Prepaid expenses                                             98,469             73,845             16,128

  Deferred income taxes (Note 6)                              505,826            497,671            561,360
                                                         ------------       ------------       ------------
           Total current assets                             6,593,412          7,820,316          9,255,086
                                                         ------------       ------------       ------------



FIXED ASSETS (Note 1):
  Equipment                                                 1,248,709          1,198,675          1,203,064
  Furniture and fixtures                                      325,756            325,756            288,773
                                                         ------------       ------------       ------------
           Total                                            1,574,465          1,524,431          1,491,837
  Less accumulated depreciation                            (1,259,086)        (1,208,086)        (1,070,166)
                                                         ------------       ------------       ------------
           Total fixed assets - net                           315,379            316,345            421,671
                                                         ------------       ------------       ------------

SOFTWARE DEVELOPMENT COSTS-Net (Note 1)                     1,843,705          1,807,357          1,478,683
DEFERRED INCOME TAXES (Note 6)                                502,234            186,580
                                                         ------------       ------------       ------------
           Total other assets - net                         2,345,939          1,993,937          1,478,683
                                                         ------------       ------------       ------------

TOTAL                                                    $  9,254,730       $ 10,130,598       $ 11,155,440
                                                         ============       ============       ============



LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                       $    115,459       $    134,919       $    196,030
  Accrued liabilities:
    Accrued wages and compensation                            275,736            505,310            331,894
    Accrued income taxes                                                                             65,558
    Warranty reserve                                           73,582             82,382            119,658
    Other                                                      96,219            115,615            196,781
Deferred maintenance revenue (Note 1)                         601,171            638,193            724,231
                                                         ------------       ------------       ------------
  Total current liabilities                                 1,162,167          1,476,419          1,634,152
                                                         ------------       ------------       ------------
  DEFERRED INCOME TAXES (NOTE 6)                                                                    108,817
                                                         ------------       ------------       ------------

STOCKHOLDERS' EQUITY (Notes 1,4,5)
  Common stock                                              9,008,289          9,008,289          9,006,013
  Contributed capital                                         675,757            675,757            675,757

  Treasury stock                                               (2,290)            (2,290)            (2,290)
  Accumulated deficit                                      (1,589,193)        (1,027,577)          (267,009)
                                                         ------------       ------------       ------------
           Total stockholders' equity                       8,092,563          8,654,179          9,412,471


                                                         ============       ============       ============


TOTAL                                                    $  9,254,730       $ 10,130,598       $ 11,155,440
                                                         ============       ============       ============






See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
-------------------------------------------------------------------------------

                                                                 2001              2000
                                                             -----------       -----------

NET SALES (Note 1)
   Product sales                                             $ 1,214,107       $ 2,023,783
   Services and other sales                                      399,051           586,934
                                                             -----------       -----------
      Total net sales                                          1,613,158         2,610,717
                                                             -----------       -----------

COST OF PRODUCTS SOLD AND SERVICES PROVIDED (Note 1):
   Cost of products sold                                         502,815           568,261
   Cost of services and other sales                               77,280           111,686
                                                             -----------       -----------
      Total cost of products sold and services provided          580,095           679,947
                                                             -----------       -----------

GROSS PROFIT                                                   1,033,063         1,930,770

RESEARCH AND DEVELOPMENT                                         278,770           264,404

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1, 3)               1,691,550         1,667,818
                                                             -----------       -----------

LOSS FROM OPERATIONS                                            (937,257)           (1,452)

OTHER INCOME                                                      51,832           126,299
                                                             -----------       -----------

INCOME (LOSS) BEFORE INCOME TAX PROVISION/(BENEFIT)             (885,425)          124,847

INCOME TAX PROVISION/(BENEFIT) (Note 6)                         (323,809)           38,682
                                                             -----------       -----------

NET INCOME (LOSS)                                            $  (561,616)      $    86,165
                                                             ===========       ===========

BASIC AND DILUTED EARNINGS (LOSS)
PER COMMON SHARE (Note 4)                                    $     (0.05)      $      0.01
                                                             ===========       ===========

See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE THREE-MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                               COMMON                                                                TOTAL
                                               STOCK         CONTRIBUTED       TREASURY         ACCUMULATED      STOCKHOLDERS'
                                           NO PAR VALUE        CAPITAL           STOCK            DEFICIT            EQUITY
                                            -----------      -----------      -----------       -----------       -----------

BALANCE AT JUNE 30, 2000                    $ 9,005,433      $   675,757      $    (2,290)      $  (353,174)      $ 9,325,726

STOCK OPTIONS EXERCISED (2,000 shares)              580                                                                   580

NET INCOME                                                                                           86,165            86,165
                                            -----------      -----------      -----------       -----------       -----------

BALANCE AT SEPTEMBER 30, 2000               $ 9,006,013      $   675,757      $    (2,290)      $  (267,009)      $ 9,412,471
                                            ===========      ===========      ===========       ===========       ===========


BALANCE AT JUNE 30, 2001                    $ 9,008,289      $   675,757      $    (2,290)      $(1,027,577)      $ 8,654,179

NET LOSS                                                                                           (561,616)         (561,616)
                                            -----------      -----------      -----------       -----------       -----------


BALANCE AT SEPTEMBER 30, 2001               $ 9,008,289      $   675,757      $    (2,290)      $(1,589,193)      $ 8,092,563
                                            ===========      ===========      ===========       ===========       ===========

See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE THREE-MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                          2001               2000
                                                                      -----------       -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                   $  (561,616)      $    86,165
                                                                      -----------       -----------
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation                                                           51,000            96,000
    Amortization of software development costs                            189,000            19,547
    Deferred income tax provision/(benefit)                              (323,809)           47,702
    Provision for doubtful accounts                                        43,139            45,189
    Changes in assets and liabilities:
      Increase in accounts receivable                                    (128,873)         (150,727)
      (Increase) decrease in inventory                                     (2,012)           26,189
      (Increase) decrease in other assets                                 (24,624)           15,003
      Decrease in accounts payable                                        (19,460)         (151,634)
      Decrease in accrued expenses                                       (257,770)         (319,742)
      Decrease in deferred maintenance revenue                            (37,022)         (108,297)
                                                                      -----------       -----------
           Total adjustments                                             (510,431)         (480,770)
                                                                      -----------       -----------
           Net cash used in operating activities                       (1,072,047)         (394,605)
                                                                      -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Redemption of marketable securities                                     989,292           326,605
  Purchase of fixed assets                                                (50,034)          (24,281)
  Expenditures for software development costs                            (225,348)         (248,082)
                                                                      -----------       -----------
           Net cash provided by investing activities                      713,910            54,242
                                                                      -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES-
  Proceeds from exercise of stock options                                                       580
                                                                      -----------       -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                (358,137)         (339,783)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                     641,883         2,521,039
                                                                      -----------       -----------

  End of period                                                       $   283,746       $ 2,181,256
                                                                      ===========       ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                         $       185       $     1,100
                                                                      ===========       ===========

See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2001 AND AS OF SEPTEMBER 30, 2001 AND 2000 AND FOR THE THREE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE-MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - Cintech Solutions, Inc. (the "Company") develops and markets Internet technology solutions to manage and analyze interactions with customers, partners, and associates for improved relationships and informed decision-making. In concert with the Internet technology solutions, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

      BASIS OF PRESENTATION - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 7. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 2001 included in these condensed financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                       3-5 years
         Furniture and fixtures                          2-7 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                                SEPTEMBER 30,    JUNE 30,     SEPTEMBER 30,
                                                    2001           2001           2000
                                                  --------       --------       --------

          Literature and other documentation      $ 16,007       $ 13,195       $ 14,256
          Computer hardware                         12,905         12,205         10,441
          Allowance for obsolete inventory          (5,513)        (4,013)        (4,917)
                                                  --------       --------       --------

          Total inventory                         $ 23,399       $ 21,387       $ 19,780
                                                  ========       ========       ========



      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the voice-centric call center solutions market. The Company had sales to major distributors, as follows:

                                            SALES FOR THE THREE-MONTHS
                                                ENDED SEPTEMBER 30,
                              -----------------------------------------------
                                        2001                         2000
                                 Amount       %              Amount         %
                              ----------------------  -----------------------
          Distributor A       $1,093,569     68%           $1,831,272     70%





      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                 PERCENT OF
                                                   GROSS
                                                 ACCOUNTS
                                DISTRIBUTORS    RECEIVABLE
          September 30, 2001         2              75%
          June 30, 2001              2              71%
          September 30, 2000         1              76%






      INTERNATIONAL SALES - The Company had international sales as follows:


                                     SALES FOR THE THREE-MONTHS
                                         ENDED SEPTEMBER 30,
                        ------------------------------------------------
                                   2001                    2000
                        -----------------------  -----------------------
                             AMOUNT        %           AMOUNT        %

          Canada            $ 59,065      4 %         $ 75,131     3 %

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $225,348 and $248,082 and related amortization was $189,000 and $19,547 for the three-months ended September 30, 2001 and 2000, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $274,496 and $487,361 for the three-months ended September 30, 2001 and 2000, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING PRONOUNCEMENTS - In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. This statement will have no impact on the Company's financial statements.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill, as well as other intangibles determined to have an indefinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This statement will have no impact on the Company's financial statements.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement will have no impact on the Company's financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and applies to recognized long-lived assets of an entity to be held and used or to be disposed of. This statement will have no impact on the Company's financial statements.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                              NET
                                                          AMORTIZED                       UNREALIZED
          DESCRIPTION                                       COST            MARKET        GAIN (LOSS)

          September 30, 2001 - Federal Agency Notes      $5,294,849      $5,299,585      $    4,736
                                                         ==========      ==========      ==========

          June 30, 2001 - Federal Agency Notes           $6,284,141      $6,284,163      $       22
                                                         ==========      ==========      ==========

          September 30, 2000 - Federal Agency Notes      $5,501,589      $5,507,250      $    5,661
                                                         ==========      ==========      ==========

3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      Rent expense for the leased office facility in Norwood was $85,946 and $85,390 for the three-month periods ended September 30, 2001 and 2000, respectively.

      In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio. This operating lease, which begins in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease. The Company will record lease expense on a straight-line basis over the life of the lease. No lease payments are due until occupancy in December 2001.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Blue Ash, Ohio, is as follows:

        Period Ending September 30:
          2002                                              $  616,240
          2003                                                 739,493
          2004                                                 739,493
          2005                                                 739,493
          2006                                                 739,493
          2007 and after                                     4,263,548

4.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                              COMMON                              IN
                                             AUTHORIZED       ISSUED        OUTSTANDING        TREASURY

          Balance at September 30, 2001      15,000,000      12,327,727      12,325,727           2,000
                                             ==========      ==========      ==========      ==========

          Balance at June 30, 2001           15,000,000      12,327,727      12,325,727           2,000
                                             ==========      ==========      ==========      ==========

          Balance at September 30, 2000      15,000,000      12,325,328      12,323,328           2,000
                                             ==========      ==========      ==========      ==========


      Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total.

      The Company's basic and diluted earnings (loss) per share were determined as follows:

                                                       THREE-MONTHS ENDED                   THREE-MONTHS ENDED
                                                       SEPTEMBER 30, 2001                   SEPTEMBER 30, 2000
                                           ------------------------------------- -------------------------------------
                                             INCOME        SHARES       PER SHARE   INCOME        SHARES     PER SHARE
                                           (NUMERATOR)  (DENOMINATOR)     AMOUNT  (NUMERATOR)  (DENOMINATOR)  AMOUNT
          BASIC EPS

          Income (loss) available to
            common stockholders            $ (561,616)    12,325,727    $  (0.05) $   86,165    12,323,328    $   0.01

          EFFECT OF DILUTIVE SECURITIES

          Stock options                                                                            663,592
                                           ----------     ----------    --------  ----------    ----------    -----

          DILUTED EPS

          Income (loss) available to
            common stockholders
            and assumed conversions        $ (561,616)    12,325,727    $  (0.05) $   86,165    12,986,920    $   0.01
                                           ==========     ==========    ========  ==========    ==========    =====

      Stock options representing 1,655,563 shares and 20,000 shares for the three-months ended September 30, 2001 and 2000, respectively, were not included in computing diluted earnings (loss) per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting of options, to employees, for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 2000, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 2001 and 2000, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 2001 annual report.

6.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:


                                                            SEPTEMBER 30,     JUNE 30,      SEPTEMBER 30,
                                                               2001            2001            2000

          Current deferred tax asset - Deferred revenue
            and other                                       $   505,826     $   497,671     $   561,360
                                                            ===========     ===========     ===========

          Non-current deferred tax asset - Carryforwards
            and credits                                     $ 1,239,716     $   909,523     $   482,656
          Non-current deferred tax liability - Deferred
            software development costs and other               (737,482)       (722,943)       (591,473)
                                                            -----------     -----------     -----------

          Net non-current deferred tax asset/(liability)    $   502,234     $   186,580     $  (108,817)
                                                            ===========     ===========     ===========




      The provision (benefit) for income taxes for the three-months ended September 30, 2001 and 2000 consists of the following:

                                                      FOR THE THREE-MONTHS
                                                       ENDED SEPTEMBER 30,
                                                    ------------------------
                                                       2001          2000

          Current provision (benefit)               $       -     $  (9,020)
          Deferred provision (benefit)               (323,809)       47,702
                                                    ---------     ---------

          Income tax expense provision (benefit)    $(323,809)    $  38,682
                                                    =========     =========



      The primary differences between the statutory rate for federal income tax and the effective income tax rate are the benefits from research and development credits and state tax losses generated during the current year. At September 30,


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

      2001, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $2,552,000 that will expire in 2021. Also at September 30, 2001, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $219,000, which will begin to expire in 2017.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      During the periods ended September 30, 2001 and 2000, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are depreciated over useful lives of seven, five, two, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are to be depreciated over useful lives of five, three, two, and three years, respectively, using a straight-line method. The difference in methodology results in additional depreciation expense under Canadian GAAP of $7,755 and $38,244 for the periods ended September 30, 2001 and 2000, respectively. The difference does not have a material effect on the earnings (loss) per share calculation for either period.





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